EXHIBIT 3.18

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE dated as of October 5, 2023, is by and among UMB Bank, N.A., a national banking association, as Trustee (herein, together with its successors in interest, the “Trustee”) and ROCF V Series (the “Series”), a series of Red Oak Capital Fund Series, LLC, a Delaware limited liability company (the “Company”), under the Indenture referred to below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, the Series and the Company hereby agree as follows:

PRELIMINARY STATEMENTS

The Trustee and Red Oak Capital Fund V, LLC (the “Predecessor Company”), a Delaware limited liability company, are parties to that certain Indenture dated as of July 31, 2020, as supplemented by the First Supplemental Indenture dated as of August 12, 2021 (as supplemented, the “Indenture”), pursuant to which the Predecessor Company issued U.S. $75,000,000 aggregate offering amount of its 7.5% Senior Secured Bonds, due December 31, 2026 (“Series A Bonds”), 8.0% Senior Secured Bonds, due December 31, 2026 (“A R-Bonds”), 7.5% Senior Secured Bonds, due December 31, 2027 (“Series B Bonds”), 8.0% Senior Secured Bonds, due December 31, 2026 (“B R-Bonds”). The Series A Bonds, the Series B Bonds, the A R-Bonds and the B R-Bonds are hereinafter referred to as the “Bonds.”

As permitted by the terms of the Indenture, pursuant to an Agreement and Plan of Merger, dated as of September 29, 2023, by and among certain parties that include the Predecessor Company and the Company, the Series, upon the effectiveness of this Second Supplemental Indenture, shall assume responsibility for the payment of all principal (and premium, if any) and interest on the Bonds and all other obligations and covenants of the Predecessor Company immediately upon the Predecessor Company’s merger with and into the Company, at which time the Predecessor Company became the Series, which is the surviving company (referred to herein for purposes of Article X of the Indenture as the “Merger”). The parties hereto are entering into this Second Supplemental Indenture pursuant to, and in accordance with, Articles IX and X of the Indenture in order to reflect the assumption by the Series of all obligations and covenants of the Predecessor Company under the indenture and to cure an ambiguity in Section 7.10 of the Indenture relating to the requirements of the Trustee.

SECTION 1. Definitions. All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2. Interpretation.

(a)	In this Second Supplemental Indenture, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any gender includes the other gender;

(iii)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv)

reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Second Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Second Supplemental Indenture or the Indenture;

(v)

reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor;

(vi)	reference to any Section means such Section of this Second Supplemental Indenture; and

(vii)	the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b)	No provision in this Second Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

SECTION 3. Amendments

Section 7.10 of the Indenture is hereby amended and restated as follows:

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There shall at all times be a Trustee with respect to the Bonds issued hereunder which shall at all times be a corporation organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, or a corporation or other Person permitted to act as trustee by the SEC, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least One Hundred Million U.S. Dollars ($100,000,000), and subject to supervision or examination by Federal, State, Territorial, or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. The Series may not, nor may any Person directly or indirectly controlling, controlled by, or under common control with the Series, serve as Trustee. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in Section 7.10.

SECTION 4. Assumption of Obligations.

(a)

Pursuant to, and in compliance and accordance with, Section 10.01 of the Indenture, the Series hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all of the Bonds in accordance with their terms, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be kept, performed or observed by the Predecessor Company under the Indenture.

(b)

Pursuant to, and in compliance and accordance with, Section 10.02 of the Indenture, the Series succeeds to and shall be substituted for the Predecessor Company, with the same effect as if the Series had originally been named in the Indenture as the Predecessor Company.

(c)

The Series also hereby assumes, succeeds to and is substituted for the Predecessor Company with the same effect as if the Series had originally been named in the Pledge and Security Agreement, dated as of July 31, 2020 (the “Security Agreement”) by and among the Predecessor Company and the Trustee, in its capacity as trustee under the Indenture and collateral agent under the Security Agreement.

SECTION 5. Representations and Warranties. The Series represents and warrants that: (a) it has all necessary power and authority to execute and deliver this Second Supplemental Indenture and to perform the Indenture; (b) that it is the successor of the Predecessor Company pursuant to the Merger effected in accordance with applicable law; (c) that it is a series of a limited liability company duly organized and existing under the laws of the state of Delaware; (d) that both immediately before and after giving effect to the Merger and this Second Supplemental Indenture, no Default or Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and (e) that this Second Supplemental Indenture is executed and delivered pursuant to Section 9.01(2) and Article XI of the Indenture and does not require the consent of the Bondholders.

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SECTION 6. Conditions of Effectiveness. This Second Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a)	the Trustee shall have executed a counterpart of this Second Supplemental Indenture and shall have received one or more counterparts of this Second Supplemental Indenture executed by the Series;

(b)

the Trustee shall have received an Officers’ Certificate stating that: (i) this Second Supplemental Indenture complies with the requirements of Article IX of the Indenture; (ii) in the opinion of the signers, all conditions precedent, if any, provided for in the Indenture relating to the Merger and this Second Supplemental Indenture have been complied with and (iii) that such Merger will not adversely affect the validity, perfection or priority of the Trustee’s security interest in the Collateral (as defined in the Security Agreement), and that the Series has taken such steps as are necessary or advisable to properly maintain the validity, perfection and priority of the Trustee’s security interest in the Collateral owned by the Series;

(c)

the Trustee shall have received an Opinion of Counsel to the effect that: (i) all conditions precedent in the Indenture and the Security Agreement with respect to the Merger have been complied with; (ii) this Second Supplemental Indenture is authorized and permitted by the terms of Article IX of the Indenture and complies with the terms of Article IX of the Indenture; and

(d)	a duly executed Certificate of Merger has been filed with the Secretary of State of the State of Delaware in connection with the Merger.

SECTION 7. Reference to the Indenture.

(a)

Upon the effectiveness of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(b)

Upon the effectiveness of this Second Supplemental Indenture, each reference in the Bonds to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

(c)	The Indenture, as amended and supplemented hereby shall remain in full force and effect and is hereby ratified and confirmed.

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SECTION 8. Execution in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

SECTION 9. Governing Law; Binding Effect. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of Delaware and shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution thereof by the Predecessor Company or the Series. The recitals of fact contained herein shall be taken as the statements solely of the Predecessor Company or the Series, and the Trustee assumes no responsibility for the correctness thereof.

SECTION 11. Addresses of the Series and the Trustee. For all purposes of the Indenture, the Security Agreement, the Bonds and related documents, the addresses of the Series and the Trustee henceforth shall be as follows or as may be hereafter designated by the Series or the Trustee, respectively, in writing:

The Series:

Series ROCF V, a series of Red Oak Capital Fund Series, LLC

c/o Red Oak Capital GP, LLC

5925 Carnegie Blvd

Suite 110

Charlotte, North Carolina 28209

Attn: Chief Legal Officer

The Trustee:

UMB Bank, N.A.

928 Grand Blvd

12th Floor

Kansas City, Missouri 64106

Attn: Corporate Trust Office

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

Series ROCF V, a series of Red Oak Capital Fund Series, LLC

By: Red Oak Capital GP, LLC, its manager

By:	/s/ Robert R. Kaplan
Name:	Robert R. Kaplan
Title:	Authorized Signatory

UMB Bank, N.A., not in its individual capacity, but solely as Trustee

By:	/s/ Lara L Stevens
Name:	Lara L Stevens
Title:	Vice President

Signature Page to Second Supplemental Indenture

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